Exhibit 99.1

Corinthian Announces Cessation of Effectively All Operations

All campuses closed effective Monday, April 27

SANTA ANA, Calif., April 26, 2015 – Corinthian Colleges, Inc. (Nasdaq: COCO) today announced that the Company has ceased substantially all operations and discontinued instruction at its remaining 28 ground campuses. The company is working with other schools to provide continuing educational opportunities for its approximately 16,000 students. Corinthian said those efforts depend to a great degree on cooperation with partnering institutions and regulatory authorities.

Campuses closed include Corinthian’s 13 remaining Everest and WyoTech campuses in California, Everest College Phoenix and Everest Online Tempe in Arizona, the Everest Institute in New York, and 150-year-old Heald College—including its 10 locations in California, one in Hawaii and one in Oregon.

Since signing an operating agreement with the U.S. Department of Education in July 2014, the Company has been focused on completing the orderly sale or wind-down of all of its schools. In November 2014, the Company announced that it had entered into an agreement to sell 56 Everest and WyoTech campuses to Zenith Education Group, Inc., a subsidiary of ECMC Group. As part of that sale, Zenith also agreed to conclude the teach-out process at 12 additional schools that were being closed. That transaction was completed in February of this year for all but three locations, the Everest College Phoenix campuses in Phoenix and Mesa, AZ, and Everest Institute in Rochester, NY. As a result of the sale, nearly forty thousand students were able to continue their studies and thousands of employees kept their jobs. Zenith has recently advised Corinthian that it will not consummate the purchase of Everest College Phoenix, and the closing conditions have not been satisfied for Everest Institute Rochester.

In parallel, the Company had been in advanced negotiations with several parties to both sell the 150-year-old Heald College and to arrange for teach-out partners to allow its Everest College and WyoTech students in California to continue their education. The Company said these efforts were unsuccessful largely as a result of federal and state regulators seeking to impose financial penalties and conditions on buyers and teach-out partners.

“We believe that we have attempted to do everything within our power to provide a quality education and an opportunity for a better future for our students,” said Jack Massimino, Chief Executive Officer of Corinthian. “Unfortunately the current regulatory environment would not allow us to complete a transaction with several interested parties that would have allowed for a seamless transition for our students. I would like to thank our employees for their selfless dedication and commitment to fulfilling the educational and career goals of all of our students.”

The Company said that its historic graduation rate and job placement rates compared favorably with community colleges. Corinthian also said that approximately 40 percent of its students previously attended a traditional higher education institution where their needs had not been met before attending a Corinthian school.

“Colleges like ours fill an important role in the broader education system and address a critical need that remains largely unmet by community colleges and other public sector schools,” Massimino said. “Overall, our schools did a good job for the students they served. We made every effort to address regulators’ concerns in good faith. Neither our Board of Directors, our management, our faculty, nor our students believe these schools deserved to be forced to close.”

Further information about the company and the closures can be found on Corinthian’s website, http://www.cci.edu/.

ABOUT CORINTHIAN:

Corinthian was one of the largest post-secondary education companies in North America. It offered diploma and degree programs that prepared students for careers in demand or for advancement in their chosen fields. Program areas included health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology.

CONTACTS:

Alan Maltun

The Abernathy MacGregor Group

am@abmac.com

213-630-6550

Rosemary Wilson

The Abernathy MacGregor Group

rdw@abmac.com

213-630-6550